Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 11, 2015.

The Goldman Sachs Group, Inc. $ Leveraged DAX® (EUR Price Index)-Linked Notes due

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be June 29, 2016) is based on the performance of the DAX® (EUR Price Index) as measured from the trade date (expected to be June 12, 2015) to each of the averaging dates (expected to be June 20, 21, 22, 23 and 24, 2016).  If the final index level, which is the arithmetic average of the closing levels of the index on each of the averaging dates, is greater than the initial index level (set on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (of $1,178.50 for each $1,000 face amount of your notes).  If the final index level is less than the initial index level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3.0 times (c) the index return, subject to the maximum settlement amount; or

•                  if the index return is zero or negative (the final index level is equal to or less than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment, including, among other things, our credit risk. See page PS-14. The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be June 17, 2015	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.	JPMorgan Placement Agent

Pricing Supplement No.      dated         , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through            .

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 3136 dated September 15, 2014

•                  General terms supplement dated September 26, 2014

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 26, 2014, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 3136” mean the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 3136 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 3136 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 3136 or the accompanying general terms supplement.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Underlier:	the DAX® (EUR Price Index) (Bloomberg symbol, “DAXK Index”), as published by Deutsche Börse AG (“Deutsche Börse”)

Specified currency:	U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 3136:

•             type of notes: notes linked to a single underlier

•             exchange rates: not applicable

•             averaging dates: yes, as described below

•             redemption right or price dependent redemption right: not applicable

•             cap level: yes, as described below

• buffer level: not applicable
• interest: not applicable

Face amount:

each note will have a face amount of $1,000; $           in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:

the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase

Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-16 of this pricing supplement

Supplemental discussion of U.S. federal income tax consequences you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2017.

Cash settlement amount (on the stated maturity date):

for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•             if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•             if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return; or

•             if the final underlier level is equal to or less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return

Initial underlier level (to be set on the trade date):	the closing level of the underlier on the trade date

Final underlier level:

the arithmetic average of the closing level of the underlier on each of the averaging dates, except in the limited circumstances described under “Supplemental Terms of the Notes —Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Underlier return:	the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate:	300.00%

Cap level:	105.95% of the initial underlier level

Maximum settlement amount:	$1,178.50

Trade date:	expected to be June 12, 2015

Original issue date (settlement date) (to be set on the trade date):	expected to be June 17, 2015

Determination date (to be set on the trade date):

the last averaging date, expected to be June 24, 2016 subject to adjustment as described under “Supplemental Terms of the Notes —Averaging Dates” on page S-15 of the accompanying general terms supplement

Stated maturity date (to be set on the trade date):	expected to be June 29, 2016, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

Averaging Dates (to be set on the trade date):

expected to be June 20, 2016, June 21, 2016, June 22, 2016, June 23, 2016 and June 24, 2016, each subject to postponement as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-15 of the accompanying general terms supplement

No interest:	the offered notes will not bear interest

No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement

Business day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:

means a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor.

Use of proceeds and hedging:	as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 3136

ERISA:	as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 3136

Supplemental plan of distribution:

as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 3136; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $       .

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of    % of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of    % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this pricing supplement from GS&Co.

We expect to deliver the notes against payment therefor in New York, New York on June 17, 2015, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:	GS&Co.

CUSIP no.:	38148T5N5

ISIN no.:	US38148T5N51

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Leveraged DAX® (EUR Price Index)-Linked Notes due

Issued by:
The Goldman Sachs Group, Inc.

Hypothetical Cash Settlement Amount as % of Face Amount
200
150
100
50
0
117.85%
105.95%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated September 15, 2014, the prospectus supplement dated September 15, 2014, the general terms supplement dated September 26, 2014 and the product supplement no. 3136 dated September 15, 2014. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340703/d773025d424b2.htm

Prospectus supplement dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340709/d776518d424b2.htm

General terms supplement dated September 26, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514353491/d795346d424b2.htm

Product supplement no. 3136 dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340732/d787255d424b2.htm

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on any averaging date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	300.00%

Cap level	105.95% of the initial underlier level

Maximum settlement amount	$1,178.50

Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.  As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	117.850%
140.000%	117.850%
130.000%	117.850%
120.000%	117.850%
110.000%	117.850%
105.950%	117.850%
105.000%	115.000%
103.000%	109.000%
101.000%	103.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 117.850% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 105.950% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 105.950% (the section right of the 105.950% marker on the horizontal axis) would result in a capped return on your investment.

Hypothetical Cash Settlement Amount as % of Face Amount
200
150
100
50
0
117.85%
105.95%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, the accompanying prospectus supplement dated September 15, 2014, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 3136.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, the accompanying general terms supplement, dated September 26, 2014, and the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 3136.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Level of the Underlier on Five Averaging Dates

The underlier return will be based on the arithmetic average of the underlier closing level on each of the five averaging dates (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the underlier over the life of your notes. For example, if the closing level of the underlier dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing level of the underlier on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the DAX® (EUR Price Index) as measured from the initial underlier level set on the trade date to the closing level on each of the averaging dates. If the final underlier level is less than the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level.  The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount.  For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes Are Linked to the DAX® (EUR Price Index), Which Is Comprised of Index Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked to the DAX® (EUR Price Index) whose index stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value.  The amount payable on your notes at maturity will not be adjusted for changes in the euro/U.S. dollar exchange rate.  The amount payable on the stated maturity date will be based solely upon the overall change in the level of the underlier over the life of your notes.  Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlier’s component stocks are listed that, in turn, may affect the underlier level.

Your Notes Are Linked to an Underlier Which Has Components Listed or Located Outside the United States; Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to an underlier which has components that have their primary listing on an exchange located outside the U.S. and includes stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Such foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The DAX® Index (EUR Price Return), which we refer to as the DAX® Index, is a capitalization-weighted index of the 30 largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange (“FWB®”). The weight of any single component is capped at 10% of the DAX® Index capitalization, measured quarterly.  The DAX® Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

The DAX® Index has been calculated, published and disseminated by Deutsche Börse AG (“Deutsche Börse”) since July 1, 1988, based on an initial index value of 1,000 as of December 30, 1987.  The level of the DAX® Index is disseminated, and additional information about the DAX® Index is published, on the DAX® Index website: http://www.dax-indices.com.  We are not incorporating by reference the website or any material it includes in this prospectus supplement.  Deutsche Börse is under no obligation to continue to publish the DAX® Index and may discontinue publication of the DAX® Index at any time. The DAX® Index is reported by Bloomberg L.P. under the ticker symbol “DAXK.”

The Working Committee for Equity Indices (Arbeitskreis Aktienindizes), an advisory body comprising representatives of Deutsche Börse and a number of other financial institutions, advises Deutsche Börse on all issues related to the DAX® Index, recommending measures necessary to ensure the relevance of the range of the DAX® Index and the correctness and transparency of the calculation process for the DAX® Index.  In accordance with relevant rules, the Working Committee for Equity Indices recommends changes to the composition of the DAX® Index.  However, any decisions about the composition of, and possible modifications to, the DAX® Index are exclusively made by Deutsche Börse.

We have obtained all information about the DAX® Index from the DAX® Index website without independent verification.  We are not incorporating by reference the website or any material it includes in this prospectus supplement.

DAX® Index Components. As of June 10, 2015, the top ten component stocks of the DAX® Index, by weight, were: Bayer AG (9.82%); Daimler AG (9.21%); BASF SE (8.51%); Siemens AG (8.18%); Allianz SE (7.27%); SAP AG (6.71%); Deutsche Telekom AG (5.26%); Deutsche Bank AG (4.09%); Volkswagen AG (3.77%); Bayerische Motoren Werke AG (3.58%).

As of June 10, 2015, the 13 industry sectors which comprised the DAX® Index (with the percentage weight of such industry sector in the DAX® Index indicated in parentheses) included: Chemicals (22.66%); Automobile & Parts (19.23%); Industrial Goods & Services (12.27%); Insurance (10.21%); Technology (7.97%); Telecommunications (5.47%); Banks (5.23%); Utilities (4.05%); Health Care (5.37%); Personal & Household Goods (4.43%); Financial Services (1.47%); Construction & Materials (1.04%); Travel & Leisure (0.62%).  Percentages may not sum to 100% due to rounding.

Sector designations are determined by Deutsche Börse using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

DAX® Index Composition.  Each company listed on the FWB® may apply for a listing in either the General Standard Segment of the FWB® or the Prime Standard Segment of the FWB®.  In order to be listed in the Prime Standard Segment, issuers are required to maintain higher transparency standards subsequent to admission.  The DAX® Index reflects the segment of blue chip stocks admitted to the Prime Standard Segment of the FWB® and comprises the 30 largest and most actively traded companies listed on the FWB®.  The DAX® Index uses free-float shares in the index calculation.

To be included or to remain in the DAX® Index, companies have to satisfy certain prerequisites.  All classes of shares must:

be listed in the Prime Standard Segment of the FWB®;

be traded continuously on Deutsche Börse’s electronic trading system, Xetra®; and

show a free float of at least 10%.

If, for any company, more than one class of shares fulfills the three criteria above, only the larger or more liquid class will be included in the DAX® Index.

Moreover, for its shares to be included in the DAX® Index, a company must either:

•                  have its headquarters (registered office or operating headquarters) in Germany; or

•                  have a major share of its stock exchange turnover at the FWB® and its juristic headquarters in the European Union (“EU”) or in a European Free Trade Association (“EFTA”) state.

“Operating headquarters” is defined as the location of management or company administration, in part or in full.  If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company.  The stock exchange turnover requirement is met, if at least 33 percent of aggregate turnover inside the EU/EFTA over the past twelve months took place on the FWB®, including Xetra®.  The total aggregate turnover of a company includes the trading turnover generated for all listings of the company on regulated exchanges or multilateral trading facilities inside the EU/EFTA.

Deutsche Börse, in coordination with the Working Committee for Equity Indices , reserves the right to exclude certain companies from the ranking for the DAX® Index.  For example, Deutsche Börse may exclude from selection to the DAX® Index foreign holding companies with headquarters in Germany that clearly focus on business activities abroad.  However, this exclusion right does not apply to companies already part of the DAX® Index.

Once these prerequisites are satisfied, components are selected for the DAX® Index exclusively based on two quantitative criteria:

Order book turnover on Xetra® and in FWB®’s floor trading (within the preceding 12 months); and

Free-float market capitalization as at a certain reporting date (last trading day of each month).

Order book turnover is defined as the total of volumes traded at the FWB® (Xetra® included) for a company’s respective class of shares within the preceding 12 months.  If the turnover of a share is not available for the whole twelve-month period due to the time of its initial listing, the turnover of the first 20 trading days (approximately the first trading month) is cut off, and the remainder of the relevant data is linearly projected for twelve months.  This procedure, however, is only applicable to shares which have been traded for at least 30 days as per the reporting date, taking volumes of at least ten days into account for projection purposes.

In case of a merger of companies, the volumes of both companies are aggregated; provided that both companies had been listed at the FWB® prior to the merger.

The market capitalization of a class of shares is determined by multiplying the number of freely available shares on the last trading day of a month by the respective market price of that class.  The market price of a class of shares is defined as the average of the respective volume-weighted average prices (based on Xetra® prices) of the last 20 trading days of the month for that class of shares.

DAX® Index Weighting and Cap Limit.  The DAX® Index is capital-weighted, whereby the weight of any individual component is proportionate to its respective share in the overall capitalization of all DAX® Index component stocks.  Weighting in the DAX® Index is based exclusively on the free float portion of the issued share capital of any class of shares involved.  Both the number of shares included in the issued share capital and the free float factor are updated once each quarter (the “chaining date”) as part of a quarterly “chaining” process.  During the chaining process, the number of shares of individual companies is capped for the DAX® Index to achieve a limited weight of such companies within the DAX® Index.  Components of the DAX® Index are subject to a weighting cap of 10 percent.

For the determination of the free float portion used to weight a stock in the DAX® Index, the following rules apply:

•                  All shareholdings of an owner which, on an accumulated basis, account for at least 5 percent of a company’s share capital attributed to a class of shares are considered to be non-free float.  Shareholdings of an owner also include shareholdings:

o                held by the family of the owner, as defined by Section 15a of the German Securities Trading Act (“WpHG”);

o                for which there is a pooling arrangement in which the owner has an interest;

o                managed or kept in safe custody by a third party for the account of the owner; or

o                held by a company which the owner controls, as defined by Section 22(3) of WpHG.

•                  The definition of “non-free float” — irrespective of the size of a shareholding — covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner.  This only applies during the qualifying period.  Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

•                  As long as the size of a shareholding does not exceed 25 percent of a company’s share capital, the definition of free float includes all shareholdings held by:

o                asset managers and trust companies;

o                investment funds and pension funds (stock owned by governments or their agencies and supranational funds are excluded); or

o                capital investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies.  Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as a short-term investment.  In addition, shares acquired through a public purchase offer will not be considered as a short-term investment.  This does not apply to shareholdings managed or held in safe custody as described above, or to venture capital companies or other assets serving similar purposes.

•                  In case of an ongoing takeover, shares that are under the control of the acquiring companies via derivatives will also be considered for the determination of the stock’s free float.  The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpUG”).

The criteria discussed above are also fully applied to classes of shares that are subject to restrictions on ownership.  For the purpose of the determination of the free float as described above each ISIN code under which shares are traded is considered a separate class.

DAX® Index Ranking.  Deutsche Börse publishes an equity index ranking on a monthly basis.  This ranking, produced at the beginning of each month and published via the Internet, contains all relevant data regarding the two quantitative criteria by which components are selected to the DAX® Index — order book turnover and market capitalization.  This ranking serves the Working Committee for Equity Indices as a basis for decision-making at its quarterly meetings and is also used in connection with ordinary and extraordinary adjustments to the DAX® Index discussed below.

The ranking includes all classes of shares already represented in the DAX® Index, as well as those which meet the requirements with regard to affiliation with the Prime Standard Segment.  A rank is assigned only to companies which satisfy all prerequisites and can therefore be considered for index inclusion, and to companies which are already represented in the DAX® Index, even though they may no longer satisfy all prerequisites.  Share classes not represented in the DAX® Index or which cannot be included since another class of the same company is already represented in the DAX® Index, are listed but not ranked.  If a class of shares is excluded from the DAX® Index and a second share class exists, the determination of the replacement in the DAX® Index will be performed based on a new ranking list that ranks the alternative share class instead of the original share class.  Deutsche Börse, in consultation with the Working Committee for Equity Indices may decide not to rank a company in special cases such as consecutive takeovers or mergers.

If a foreign company on the current ranking list does not meet the turnover criteria, the company will not be ranked.  These foreign companies will only be given a rank once they have fulfilled the turnover requirements for eligibility for inclusion in the DAX® Index.  If a company had been removed from the DAX® Index due to violation of the volatility criterion (as discussed below), it will be considered for ranking only if its 30-day volatility (annualized volatility of the share price over the past 30 trading days) at the time of ranking and at any of the 14 trading days prior to this date falls short of 150 percent.  Only the class of shares that was excluded due to this rule is eligible for re-entry into the DAX® Index under this rule.

DAX® Index Maintenance.  The DAX® Index is reviewed exclusively on the basis of the two quantitative criteria referred to above — order book turnover and market capitalization.  Taking these criteria into account, the Working Committee for Equity Indices submits proposals to Deutsche Börse to leave the current index composition unchanged or to effect changes.  The final decision as to whether or not to replace an index component issue is made by Deutsche Börse.  In the case of the DAX® Index, such decisions are directly reflected by the respective rankings. Replacements are announced by Deutsche Börse in time (i.e., on the evening of the decision) on www.deutsche-boerse.com.

Once a year, the DAX® Index is subject to ordinary adjustment in the following manner:

•                  Fast Exit (45/45 rule): A DAX® Index component stock is replaced if its ranking in either exchange turnover or market capitalization is worse than 45; provided that an advancing stock ranks 35 or better according to both criteria (35/35).  If no such advancing stock exists, the successor is determined by applying the criteria (35/40) and (35/45) successively.  If no suitable stock can be found, no substitution will be carried out.

•                  Fast Entry (25/25 rule):  A stock outside the DAX® Index is included if it ranks 25 or better according to both criteria.  In return, the DAX® Index component with a ranking worse than 35 in one criterion and the lowest market capitalization is removed.  Where no such stock exists, the respective component stock with the lowest market capitalization is removed from the DAX® Index instead.

•                  Regular Exit (40/40 rule):  A component stock of the DAX® Index is replaced if its ranking in either exchange turnover or market capitalization is worse than 40; provided there is an advancing issue ranking 35 or better in both criteria.

•                  Regular Entry (30/30 rule):  A stock outside the DAX® Index is included if it ranks 30 or better in both criteria; provided there is an index component ranking worse than 35 according to one criterion.

In cases where there are several companies meeting the criteria for any of the above rules, the best and worst candidates according to market capitalization are included or removed from the DAX® Index, respectively.

The DAX® Index is reviewed every three months on the basis of the Fast Exit and Fast Entry rules.  Extraordinary adjustments to the composition of the DAX® Index have to be performed, regardless of Fast Exit or Fast Entry, upon occurrence of specific events such as insolvency.

•                  Companies for which insolvency proceedings are not initiated for lack of assets, or which are currently in liquidation, are immediately removed from the DAX® Index.  In such a case, a suitable successor is determined — again on the basis of the Fast Exit / Fast Entry / Regular Exit / Regular Entry rules described above, whereby the current respective rankings are used.

•                  In contrast, companies that filed an application for the opening of insolvency proceedings are only removed from the DAX® Index in the course of the next quarterly review of the composition of the DAX® Index.  This also holds true once the insolvency proceedings are commenced.

•                  Companies that no longer meet the minimum requirements in order to remain in the DAX® Index regarding free float, Prime Standard Segment listing or continuous trading are removed on the basis of the Fast Exit rule.  Deutsche Börse communicates this decision and replaces the relevant company, usually two full trading days after the announcement.  In justified cases (for example, in case of inclusion of the overtaking company in the DAX® Index) the replacement can be delayed up to ten trading days.  Where non-compliance with these rules on a future date is already certain, the relevant company may be replaced as early as on the next chaining date.

•                  In addition, a company can be removed immediately if its weight in the DAX® Index based on the actual market capitalization exceeds 10 percent and its annualized 30-day volatility exceeds 250 percent.  The relevant figures are published by Deutsche Börse on a daily basis. Deutsche Börse, in consultation with the Working Committee for Equity Indices, may decide on the removal and replace the company two full trading days after the announcement.

•                  In cases of mergers and acquisitions, where the acquiring or surviving company meets the criteria for inclusion in the DAX® Index, as soon as the free float of the acquired company falls below 10 percent, the acquired company is removed from the DAX® Index and is replaced by the acquiring or surviving company on the same date.  Where the acquiring or surviving company is already included in the DAX® Index or does not meet the criteria for inclusion in the DAX® Index, as soon as the free float of the acquired company falls below 10 percent, the acquired company is removed from the DAX® Index and, on the same date, the acquired company is replaced by a new company determined under the Fast Exit rule.  The weight of the company represented in the DAX® Index is adjusted to the new number of shares on the quarterly date after the merger has taken place.

DAX® Index Calculation.  The DAX® Index is weighted by market capitalization; however, only free-float shares are taken into account, as described above.  The DAX® Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

The DAX® Index is conceived according to the Laspeyres formula set out below:

where:

cit	=	Adjustment factor of company i at time t

ffiT	=	Free-float factor of share class i at time T

n	=	Number of stocks in the DAX® Index

piO	=	Closing price of share i on the trading day before the first inclusion in the DAX® Index

pit	=	Price of share i at time t

qiO	=	Number of shares of company i on the trading day before the first inclusion in the DAX® Index

qiT	=	Number of shares of company i at time T

t	=	calculation time of the DAX® Index

KT	=	DAX® Index-specific chaining factor valid as of chaining date T

T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weightings:

The calculation of the DAX® Index can be reproduced in simplified terms by using the expression Fi:

Multiply the current price by the respective Fi weighting factor;

Take the sum of these products; and

Divide this by the base value (A) which remains constant until a modification in the DAX® Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying index portfolio.

Calculation Frequency.  The DAX® Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Xetra®, whereby the last determined prices are used. The DAX® Index is calculated once a day, at the close of trading.  The DAX® Index is distributed as soon as current prices are available for all 30 index components (but no later than 9:03 a.m., Frankfurt time). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the DAX® Index.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations.  If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments and Corrections.  The DAX® Index is only adjusted for income from subscription rights and special distributions.  The Working Committee for Equity Indices reserves the right to correct any incorrect index values with immediate effect after becoming aware of such incorrect index values.  A historical correction is usually applied as of the start of the calculation of the current business day.  Deutsche Börse will inform the general public of any such corrections immediately.

Licensing Agreement with Deutsche Börse.  DAX®, Xetra® and FWB® are registered trademarks of Deutsche Börse. The notes are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse (the “Licensor”).  Neither the publication of the DAX® Index by the Licensor nor the granting of a license regarding the DAX® Index as well as the DAX®, Xetra® and FWB® trademarks for the utilization in connection with the notes or other securities or financial products that are derived from the DAX® Index, represents a recommendation by the Licensor for a capital investment or contains in any manner a warranty or opinion by the Licensor with respect to the attractiveness on an investment in the Securities.

The Goldman Sachs Group, Inc. has entered into an agreement with the Licensor that would provide The Goldman Sachs Group, Inc. and certain of its affiliates a non-exclusive license and, for a fee, with a right to use the DAX® Index in connection with the notes.

Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any upward or downward trend in the historical or hypothetical closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from June 10, 2005 through June 10, 2015.  We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the DAX® (EUR Price Index)

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$ The Goldman Sachs Group, Inc. Leveraged DAX® (EUR Price Index)-Linked Notes due Goldman, Sachs & Co. JPMorgan Placement Agent

Pricing Supplement
	Page
Summary Information	PS-3
Hypothetical Examples	PS-10
Additional Risk Factors Specific to Your Notes	PS-14
The Underlier	PS-18

Product Supplement No. 3136 dated September 15, 2014

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50

General Terms Supplement dated September 26, 2014

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
S&P 500® Index	S-37
MSCI Indices	S-42
Hang Seng China Enterprises Index	S-50
Russell 2000® Index	S-55
FTSE® 100 Index	S-62
EURO STOXX 50® Index	S-67
TOPIX	S-73
The Dow Jones Industrial AverageTM	S-78
The iShares® MSCI Emerging Markets ETF	S-81

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120